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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE


                        FIRE DESTROYS PLANT IN KENTUCKY



         Northbrook, Illinois, October 16, 2000 - The Arlington, Kentucky plant of Grogan's Sausage, a Division of Atlantic Premium Brands, Ltd. (AMEX:ABR) has been destroyed by fire. The fire broke out on Friday, October 13th. No employees were injured, but the plant and all of its equipment, supplies, and inventory were destroyed. Business will continue, as product will be made at Atlantic Premium Brand's J.C. Potter facility in Oklahoma. A temporary sales office for Grogan's and Partin's (a brand product of Grogan's) has been set up in Arlington, Kentucky.

         Alan Sussna, President and CEO of Atlantic Premium Brands, Ltd., commented, "Everyone in our whole company is saddened by this occurrence. Thank goodness that no one was hurt. Local management has been working around the clock to insure that there is no interruption in Grogan's and Partin's ability to serve their customers and provide great tasting, safe product to their consumers. We believe customers and consumers will rally around us, and we appreciate their support."

         Atlantic Premium Brands, Ltd. wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release contains forward-looking information, describes the Company's belief concerning future business conditions, and the outlook of the Company based on currently available information. Whenever possible, the Company has identified these "forward looking" statements by words such as "about to", "expect" "believe", and similar expressions. These forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed in these statements. These risks and uncertainties include the following: risks associated with the acquisitions including the integration of acquired businesses, new product development and other aspects of the Company's business strategy; uncertainty as to evolving consumer preferences; customer and supplier concentration; the impact of competition; and sensitivity to such factors as weather and raw material costs. Readers are encouraged to read The Company's Annual Report on Form 10-K, its Current Report on Form 8-K dated June 4, 1997 and other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.

Contact:    Thomas M. Dalton, Sr. Vice President & Chief Financial Officer
Telephone:  (847) 412-6202
Website:    www.atlanticpremiumbrands.com